                                                                    Exhibit 99.1
                                                                    NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE
                                                                   July 15, 2005

For Further Information Contact:
Anthony J. Caldarone
Chairman, President and Chief Executive Officer
Calton, Inc.
(772) 794-1414
Company website:  WWW.CALTONINC.COM


CALTON, INC. REPORTS SECOND QUARTER 2005 RESULTS

Vero Beach, Florida, July 15, 2005 - Calton, Inc. (OTC.BB: CTON.OB) announced today results for the three and six months ended May 31, 2005.

Anthony J. Caldarone, Chairman, President and Chief Executive Officer, announced a net loss of $343,000 ($0.04 loss per basic and diluted share) for the quarter ended May 31, 2005, compared to a net profit of $98,000 ($0.01 profit per basic and diluted share) for the quarter ended May 31, 2004. He also announced a net loss of $305,000 ($0.03 loss per basic and diluted share) for the six months ended May 31, 2005, compared to a net profit of $128,000 ($0.01 profit per basic and diluted share) for the six months ended May 31, 2004.

Revenues for the three months ended May 31, 2005 and 2004 were $1,324,000 and $2,190,000, respectively. Revenues for the six months ended May 31, 2005 and 2004 were $3,601,000 and $4,877,000, respectively. The decrease for both the quarter and the six-month periods is primarily attributable to the Company's homebuilding segment which delivered fewer homes than during the same periods last year. The homebuilding segment has encountered significant delays in construction, the completion of land development infrastructure and the procurement of building permits and materials as a result of the continued hurricane recovery in the county in which it builds.

Cost of sales for the homebuilding operations were $883,000 and $1,632,000 for the three months ended May 31, 2005 and 2004, respectively. Cost of sales for the homebuilding operations were $2,495,000 and $3,673,000 for the six months ended May 31, 2005 and 2004, respectively. The reduction in cost of sales for both the quarter and the six-month periods was a result of fewer home deliveries than during the same periods last year. Cost of sales for the website design and development operations were $78,000 and $83,000 for the three months ended May 31, 2005 and 2004, respectively. Cost of sales for the website design and development operations were $148,000 and $146,000 for the six months ended May 31, 2005 and 2004, respectively.

Selling, general and administrative expenses were $689,000 and $574,000 for the three months ended May 31, 2005 and 2004, respectively. Selling, general and administrative expenses were $1,313,000 and $1,138,000 for the six months ended May 31, 2005 and 2004, respectively. The increase in selling, general and administrative expenses is primarily attributable to increased sales and marketing costs for both the homebuilding and Internet development divisions.

During the six months ended May 31, 2005, the Company received $71,000 in litigation settlements. During the six months ended May 31, 2004, the Company recorded $20,000 in litigation settlements.

The Company is currently constructing single-family homes in three communities, as well as through our "On Your Lot" program, in Vero Beach, Florida. Management continues to assess land acquisition opportunities and negotiate with various landowners, brokers and agents to expand its operations and to create a more diversified product offering.


CALTON, INC. (OTC.BB:CTON.OB)
                                                                Three Months Ended
                                                      --------------------------------------
                                                         May 31, 2005         May 31, 2004
                                                      -----------------    -----------------
Revenues                                                    $1,324,000           $2,190,000
                                                      =================    =================

Net Profit (Loss)                                            ($343,000)             $98,000
                                                      =================    =================

Earnings (Loss) Per Share
   Basic and Diluted                                            ($0.04)               $0.01
                                                      =================    =================

Weighted Average Number of Shares Outstanding
   Basic                                                     9,406,000            9,264,000
   Diluted                                                   9,406,000            9,474,000


                                                                Six Months Ended
                                                      --------------------------------------
                                                         May 31, 2005         May 31, 2004
                                                      -----------------    -----------------

Revenues                                                    $3,601,000           $4,877,000
                                                      =================    =================

Net Profit (Loss)                                            ($305,000)            $128,000
                                                      =================    =================

Earnings (Loss) Per Share
   Basic and Diluted                                            ($0.03)               $0.01
                                                      =================    =================

Weighted Average Number of Shares Outstanding
   Basic                                                     9,389,000            9,252,000
   Diluted                                                   9,389,000            9,499,000

--------------------------------------------------------------------------------
Certain information included in this press release and Company filings (collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are the Company's ability to raise capital, commercial acceptance of the Company's co-branded customer loyalty credit card program, national and local economic conditions, including conditions in the residential homebuilding industry, conditions and trends in the homebuilding, Internet and technology industries in general, changes in interest rates, the Company's ability to acquire property for development, the impact of severe weather on the Company's homebuilding operations, the effect of governmental regulation on the Company and other factors described from time to time in our filings with the Securities and Exchange Commission.
--------------------------------------------------------------------------------


                                     # # #